Exhibit 5.1

Office:	+852 2801 6066
Mobile:	+852 9718 8740
Email:	rthorp@tta.lawyer

To:	Gorilla Technology Group Inc.
64 North Row
London, United Kingdom W1K 7DA

18 March 2026

Dear Sirs

Re: Gorilla Technology Group Inc.

We have examined the Registration Statement on Form S-8 to be filed by Gorilla Technology Group Inc., a Cayman Islands exempted company incorporated with limited liability (the “Registrant”), with the Securities and Exchange Commission (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of a total amount of 3,794,649 ordinary shares, par value $0.001 per share (“Ordinary Shares”), of the Registrant that may be issued and sold under the Gorilla Technology Group Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”).

The number of shares initially reserved for issuance under the 2023 Plan was 1,000,000 (as adjusted to reflect the reverse stock split), and such number was automatically increased by (a) 378,254 Ordinary Shares as of 1 January 2024, (b) 902,906 Ordinary Shares as of 1 January 2025 and (c) 1,313,489 Ordinary Shares as of 1 January 2026, and then on 5 March 2026 the Registrant’s Board of Directors amended the 2023 Plan to increase the number of Ordinary Shares that may be offered or sold to participants under the 2023 Plan by 200,000 Ordinary Shares (together the “Shares”).

As Cayman Islands counsel to the Registrant, we have examined the corporate authorisations of the Registrant in connection with the 2023 Plan and the issue of the Shares by the Registrant and have assumed that the Shares will be issued in accordance with the 2023 Plan and the board resolutions authorizing the issue thereof.

It is our opinion that the Shares to be issued by the Registrant have been duly and validly authorised, and when issued, sold and paid for in the manner described in the 2023 Plan and in accordance with the relevant resolutions adopted by the Board of Directors of the Registrant (or any committee to whom the Board of Directors have delegated their powers with respect to administration of the Plans) and when appropriate entries have been made in the Register of Members of the Registrant, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully

TRAVERS THORP ALBERGA